Exhibit 10.9

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of the 29 day of September, 2015, among American Farmland Company, a Maryland corporation (the “Company”), American Farmland Company L.P., a Delaware limited partnership (the “Partnership” and together with the Company, the “Employers”), and Robert L. Cowan (the “Executive”).

WHEREAS, the Employers desire to employ the Executive and the Executive desires to be employed by the Employers beginning on the completion of the Company’s initial public offering (the “Commencement Date”) on the terms contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.                                      Employment.

(a)                       Term. The Employers hereby employ the Executive, and the Executive hereby accepts such employment, for an initial term commencing as of the Commencement Date and continuing for a three-year period (the “Initial Term”), unless sooner terminated in accordance with the provisions of Section 3; with such employment to automatically continue following the Initial Term for an additional one-year period in accordance with the terms of this Agreement (subject to termination as aforesaid) unless the Employers or the Executive notifies the other party in writing of its intention not to renew this Agreement at least 60 days prior to the expiration of the Initial Term (the Initial Term, together with any such extension of employment hereunder, shall hereinafter be referred to as the “Term”).

(b)                       Position and Duties. During the Term, the Executive shall serve as the President and Chief Investment Officer of the Company, and shall have the duties and responsibilities necessary to perform his role in such position. The Executive shall also have such other powers and duties as may from time to time be prescribed by the Chairman of the Board of Directors of the Company (the “Board”), the Chief Executive Officer of the Company (the “CEO”) or other authorized executive, provided that such duties are consistent with the Executive’s position or other positions that he may hold from time to time. The Executive shall devote his full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the approval of the Board, or engage in other activities as long as such activities are disclosed to the Board and do not materially interfere with the Executive’s performance of his duties to the Company as provided in this Agreement.

2.                                      Compensation and Related Matters.

(a)                       Base Salary. During the Term, the Executive’s initial annual base salary shall be at least $300,000. The Executive’s base salary shall be redetermined annually by the Compensation Committee. The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Employers’ usual payroll practices for senior executives.

(b)                       Incentive Compensation. During the Term, the Executive shall be eligible to receive cash incentive compensation as determined by the Compensation Committee from time to time. The Executive’s target annual incentive compensation shall be at least 60 percent of his Base Salary and may be increased by the Compensation Committee from time to time, including during the Term. The Executive’s target annual incentive compensation in effect at any given time is referred to herein as “Target Bonus.” Except as otherwise provided herein, to earn incentive compensation, the Executive must be employed by the Company on the day such incentive compensation is paid.

(c)                        Equity Awards. The Executive shall be eligible to receive equity awards in connection with the Company’s initial public offering and each subsequent year during the Term in such amounts and form as determined by the Board or the Compensation Committee.

(d)                       Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.

(e)                        Other Benefits. During the Term, the Executive shall be eligible to participate in or receive benefits under the Employers’ employee benefit plans in effect from time to time, subject to the terms of such plans.

(f)                         Vacations. During the Term, the Executive shall be entitled to accrue up to 20 paid vacation days in each year, which shall be accrued ratably. The Executive shall also be entitled to all paid holidays given by the Employers to their executives.

3.                                      Termination. During the Term, the Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a)                       Death. The Executive’s employment hereunder shall terminate upon his death.

(b)                       Disability. The Employers may terminate the Executive’s employment if he is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Employers shall, submit to the Employers a certification in reasonable detail by a physician selected by the Employers to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Employers’ determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c)                        Termination by Employers for Cause. The Employers may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) conduct by the Executive constituting a material act of misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Employers or any of their subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the indictment of the Executive of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Executive that would reasonably be expected to result in material injury or reputational harm to the Employers or any of their subsidiaries and affiliates if he were retained in his position; (iii) continued non-performance by the Executive of his duties hereunder (other than by reason of the Executive’s physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such non-performance from the Board; (iv) a material breach by the Executive of any of the provisions contained in Section 7 of this Agreement; (v) a material violation by the Executive of the Employers’ written employment policies; or (vi) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Employers to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(d)                       Termination Without Cause. The Employers may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Employers of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.

(e)                        Termination by the Executive. The Executive may terminate his employment hereunder at any time for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in the Executive’s responsibilities, authority or duties; (ii) a material diminution in the Executive’s Base Salary except for across-the-board salary reductions based on the Employers’ financial performance similarly affecting all or substantially all senior management employees of the Employers; (iii) a material change in the geographic location at which the Executive provides services to the Employers; or (iv) the material breach of this Agreement by the Employers. “Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Employers in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Employers’ efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates his employment within 60 days after the end of the Cure Period. If the Employers cure the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(f)                         Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Employers or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(g)                        Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b) or by the Employers for Cause under Section 3(c), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Employers under Section 3(d), the date on which a Notice of Termination is given; (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) without Good Reason, 30 days after the date on which a Notice of Termination is given, and (v) if the Executive’s employment is terminated by the Executive under Section 3(e) with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Employers, the Employers may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Employers for purposes of this Agreement.

4.                                      Compensation Upon Termination.

(a)                       Termination Generally. If the Executive’s employment with the Employers is terminated for any reason, the Employers shall pay or provide to the Executive (or to his authorized representative or estate) (i) any Base Salary earned through the Date of Termination, unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of this Agreement) and unused vacation that accrued through the Date of Termination on or before the time required by law but in no event more than 30 days after the Executive’s Date of Termination; and (ii) any vested benefits the Executive may have under any employee benefit plan of the Employers through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Benefit”).

(b)                       Termination on Account of Death or Disability. During the Term, if the Executive’s employment is terminated on account of death or Disability, the Employers shall pay the Executive (or his estate or beneficiaries in the event of death) his Accrued Benefit as well as an amount equal to his Target Bonus multiplied by a fraction, the numerator of which is the number of days in the calendar year up to the Date of Termination and the denominator of which is 365 (the “Pro-Rata Bonus”). The Pro-Rata Bonus shall be paid within 30 days after the Date of Termination. Upon the Date of Termination, all stock options and other stock-based awards with time-based vesting held by the Executive shall immediately accelerate and become fully exercisable or nonforfeitable and all stock options and other stock-based awards with performance-based vesting shall remain outstanding and shall be earned as provided in the award agreements.

(c)                        Termination by the Employers Without Cause or by the Executive with Good Reason. During the Term, if the Executive’s employment is terminated by the Employers without Cause as provided in Section 3(d), or the Executive terminates his employment for Good Reason as provided in Section 3(e), then the Employers shall pay the Executive his Accrued Benefit. In addition, subject to the Executive signing a separation agreement containing, among other provisions, a general release of claims in favor of the Employers and related persons and entities, confidentiality, return of property and non-disparagement, in a form and manner satisfactory to the Employers (the “Separation Agreement and Release”) and the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination:

(i)                       the Employers shall pay the Executive an amount equal to 1 1/2 times the sum of (A) the Executive’s Base Salary plus (B) the Executive’s Average Incentive Compensation. For purposes of this Agreement, “Average Incentive Compensation” shall mean the average of the annual cash incentive compensation under Section 2(b) received by the Executive for the three immediately preceding fiscal years (or such fewer full years of employment, if less). In no event shall “Average Incentive Compensation” include any sign-on bonus, retention bonus or any other special bonus. Notwithstanding the foregoing, if the Executive breaches any of the provisions contained in Section 7 of this Agreement, all payments of the Severance Amount shall immediately cease; and

(ii)                    the Employers shall pay the Executive his Pro-Rata Bonus; and

(iii)                 upon the Date of Termination, all stock options and other stock-based awards with time-based vesting held by the Executive shall immediately accelerate and become fully exercisable or nonforfeitable as of the Date of Termination and all stock options and other stock-based awards with performance-based vesting shall remain outstanding and shall be earned as provided in the award agreements; and

(iv)                if the Executive was participating in the Employers’ group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Employers shall pay to the Executive a monthly cash payment for 18 months or the Executive’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Employers would have made to provide health insurance to the Executive if the Executive had remained employed by the Employers; and

(v)                   the amounts payable under Section 4(c)(i) shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 18 months commencing within 60 days after the Date of Termination. The amount payable under Section 4(c)(ii) shall be paid in a lump sum within 60 days after the Date of Termination. If the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

(d)                            Expiration/Non-Renewal of the Agreement by the Employers. For the avoidance of doubt, a non-renewal of this Agreement by the Employers (in accordance with Section 1(a) above) will not constitute a termination of employment by the Employers without Cause and the Executive acknowledges that the severance provisions of Section 4(c) will not apply.

5.                                      Change in Control Payment. The provisions of this Section 5 set forth certain terms of an agreement reached between the Executive and the Employers regarding the Executive’s rights and obligations upon the occurrence of a Change in Control of the Company. These provisions are intended to assure and encourage in advance the Executive’s continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the provisions of Section 4(c) regarding severance pay and benefits upon a termination of employment, if such termination of employment occurs within 12 months after the occurrence of the first event constituting a Change in Control. These provisions shall terminate and be of no further force or effect beginning 12 months after the occurrence of a Change in Control.

(a)                            Change in Control. During the Term, if within 12 months after a Change in Control, the Executive’s employment is terminated by the Employers without Cause as provided in Section 3(d) or the Executive terminates his employment for Good Reason as provided in Section 3(e), then, subject to the signing of the Separation Agreement and Release by the Executive and the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination,

(i)                                          the Employers shall pay the Executive a lump sum in cash in an amount equal to two times the sum of (A) the Executive’s current Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher) plus (B) the Executive’s Average Incentive Compensation; and

(ii)                                       the Employers shall pay the Executive his Pro-Rata Bonus; and

(iii)                                    notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, all stock options and other stock-based awards with time-based vesting held by the Executive shall immediately accelerate and become fully exercisable or nonforfeitable as of the Date of Termination and all stock options and other stock-based awards with performance-based vesting shall remain outstanding and shall be earned as provided in the award agreements; and

(iv)                                   if the Executive was participating in the Employers’ group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Employers shall pay to the Executive a monthly cash payment for 18 months or the Executive’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Employers would have made to provide health insurance to the Executive if the Executive had remained employed by the Employers; and

(v)                                      The amounts payable under this Section 5(a)(i) and (ii) shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payment shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.

(b)                                      Additional Limitation.

(i)                                          Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Employers to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(ii)                                       For purposes of this Section 5(b), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(iii)                                    The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 5(b)(i) shall be made by a nationally recognized accounting firm selected by the Employers (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Employers and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Employers and the Executive.

(b)                            Definitions. For purposes of this Section 5, the following terms shall have the following meanings:

“Change in Control” shall mean any of the following:

(i)                                     any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or

(ii)                                  the date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

(iii)                               the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to 50 percent or more of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 50 percent or more of the combined voting power of all of the then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (i).

6.                                      Section 409A.

(a)                            Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the

Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. Any such delayed cash payment shall earn interest at an annual rate equal to the applicable federal short-term rate published by the Internal Revenue Service for the month in which the date of separation from service occurs, from such date of separation from service until the payment.

(b)                       All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)                        To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d)                       The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e)                        The Employers make no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7.                                      Confidential Information, Noncompetition and Cooperation.

(a)                       Confidential Information. As used in this Agreement, “Confidential Information” means information belonging to the Employers which is of value to the Employers in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Employers. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Employers. Confidential Information includes information developed by the Executive in the course of the Executive’s employment by the Employers, as well as other information to which the Executive may have access in connection with the Executive’s employment. Confidential Information also includes the confidential information of others with which the Employers has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive’s duties under Section 7(b).

(b)                       Confidentiality. The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Employers with respect to all Confidential Information. At all times, both during the Executive’s employment with the Employers and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Employers, except as may be necessary in the ordinary course of performing the Executive’s duties to the Employers.

(c)                        Documents. Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Employers or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Employers. The Executive will return to the Employers all such materials and property as and when requested by the Employers. In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason. The Executive will not retain with the Executive any such material or property or any copies thereof after such termination.

(d)                       Noncompetition and Nonsolicitation. During the Executive’s employment with the Employers and for 18 months thereafter, regardless of the reason for the termination, the Executive (i) will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (as hereinafter defined); (ii) will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with the Employers (other than terminations of employment of subordinate employees undertaken in the course of the Executive’s employment with the Employers); and

(iii) will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Employers. The Executive understands that the restrictions set forth in this Section 7(d) are intended to protect the Employers’ interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose. For purposes of this Agreement, the term “Competing Business” shall mean a business conducted the United States that is focused on ownership and development of leased or operated agricultural crop farmland, excluding any entity that exclusively owns and develops agricultural crop farmland in any state that prohibits external corporate ownership of farms, or a company with which either the Company or the Partnership currently has a contractual agreement for services at any time during the employment of the Executive. Notwithstanding the foregoing, Optima Fund Management LLC or any of its affiliates shall not be considered a Competing Business, and the Executive may own up to one percent (1%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business.

(e)                        Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(f)                         Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Employers in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Employers which relate to events or occurrences that transpired while the Executive was employed by the Employers. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Employers at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Employers in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Employers. The Employers shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 7(f).

(g)                        Injunction. The Executive agrees that it would be difficult to measure any damages caused to the Employers which might result from any breach by the Executive of the promises set forth in this Section 7, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, subject to Section 8 of this Agreement, the

Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Employers shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Employers.

8.                                 Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in New York, New York in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Executive or the Employers may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 8 shall be specifically enforceable. Notwithstanding the foregoing, this Section 8 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 8.

9.                                 Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 8 of this Agreement, the parties hereby consent to the jurisdiction of the Superior Court of the State of New York and the United States District Court for the District of New York. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

10.                          Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.

11.                          Withholding. All payments made by the Employers to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Employers under applicable law.

12.                          Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after his termination of employment but prior to the completion by the Employers of all payments due him under this Agreement, the Employers shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).

13.                          Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14.                          Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

15.                          Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

16.                          Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

17.                          Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by duly authorized representatives of the Employers.

18.                          Governing Law. This is a New York contract and shall be construed under and be governed in all respects by the laws of the State of New York, without giving effect to the conflict of laws principles of such State. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Second Circuit.

19.                          Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

20.                          Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

21.                          Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

AMERICAN FARMLAND COMPANY

/s/ D. Dixon Boardman
By:	D. Dixon Boardman
Its:	Chairman

AMERICAN FARMLAND COMPANY L.P.

By: American Farmland Company, its General Partner

/s/ D. Dixon Boardman
By:	D. Dixon Boardman
Its:	Chairman

/s/ Robert L. Cowan
Robert L. Cowan